Exhibit 10.5

SAR AWARD AGREEMENT

UNDER THE ENSTAR GROUP LIMITED 2006 EQUITY INCENTIVE PLAN

(            YEAR VESTING – CASH SETTLED)

This SAR Award Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between the Grantee (as defined below) and Enstar Group Limited (the “Company”). Except as otherwise defined herein, capitalized terms used in this Agreement have their respective meanings set forth in the Plan (as defined below).

WITNESSETH THAT:

WHEREAS, the Company maintains the Enstar Group Limited 2006 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and

WHEREAS, the Grantee has been selected by the committee administering the Plan (the “Committee”) to receive a Stock Appreciation Right (“SAR”) award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee as follows:

1. Terms of Award.

(a) The “Grantee” is             .

(b) The “Grant Date” is             .

(c) The number of ordinary shares of the Company (“Common Shares”) covered by the SAR awarded under this Agreement is             shares.

(d) The Fair Market Value of a Common Share on the Grant Date is US$            .

(e) The term of the SAR commences on the Grant Date and expires upon the earlier of (i) the [            ] anniversary of the Grant Date; (ii) [            ] after the Grantee incurs a Termination of Service due to voluntary termination by the Grantee or termination by the Company for “Cause”; or (iii) [            ] after the Grantee incurs a Termination of Service due to involuntary termination other than for “Cause.”

2. Award. Subject to the terms of this Agreement and the Plan, the Grantee is hereby granted the SAR as described in paragraph 1.

3. Vesting Schedule.

(a) Notwithstanding anything in the terms of the Plan to the contrary, the Grantee shall become vested in the SAR according to the following schedule:

INSTALLMENT	VESTING DATE

The Committee may at any time accelerate the time at which all or any part of the SAR may be exercised. The SAR shall not become vested on the Vesting Date: (i) if the Grantee’s Termination of Service occurs on or before the Vesting Date; or (ii) if, on or before the Vesting Date, the Grantee has provided notice of his or her intention to effect a Termination of Service (even if the date of the Termination of Service occurs after the Vesting Date). Notwithstanding the foregoing provisions, the SAR shall vest as follows:

(x)	The Grantee shall become fully vested in the SAR as of the Grantee’s Termination of Service if the Grantee’s Termination of Service occurs by reason of the Grantee’s death or disability.

(y)	The Grantee shall become fully vested in the SAR as of the Grantee’s Termination of Service if he or she is involuntarily terminated by the Company other than for Cause.

(z)	The Grantee shall become fully vested in the SAR upon a Change in Control.

(b) If the Grantee’s Termination of Service is the result of termination by the Company for “Cause” or a voluntary termination by the Grantee, the Grantee will forfeit any unvested portion of the SAR.

4. Exercise and Settlement of SAR. The vested portion of the SAR is exercisable by delivery of a written exercise notice, signed by the Grantee (or other proper person) at such location and in such form as the Committee shall designate, which notice shall state the election to exercise the SAR, the number of Common Shares in respect of which the SAR is being exercised, and such other information as may be required by the Committee. The SAR shall be deemed exercised upon receipt by the Committee of the exercise notice. The SAR may not be exercised for a fraction of a Common Share. The SAR may not be exercised after expiration of its term. Settlement of the exercised SAR will occur as promptly as possible. Settlement will be accomplished by the payment to the Grantee of cash having a value equal to the (i) excess, if any, of (A) the Fair Market Value of a Common Share on the date of exercise over (B) the Fair Market Value of a Common Share on the Grant Date, multiplied by (ii) the number of Common Shares with respect to which the SAR has been exercised.

5. Transferability. The Grantee shall not transfer or assign, in whole or in part, the SAR subject to this Agreement, other than (a) by will or by the laws of descent and distribution, or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Grantee and to receive any property distributable with respect to this Agreement upon the death of the Grantee upon satisfaction of the vesting conditions described in paragraph 3(a) above.

6. Withholding. Any tax consequences arising from the grant of this Award shall be borne solely by the Grantee. The Company and/or its Related Corporations shall withhold taxes according to the requirements under the applicable laws, rules and regulations including withholding taxes at source. The Grantee will not be entitled to receive from the Company any cash payout hereunder prior to the full payment of the Grantee’s tax liabilities relating to this Award.

7. No Common Shares. The Company shall have no obligation to issue any Common Shares in settlement of the SAR awarded under this Agreement.

8. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

9. Not an Employment Contract. This Award will not confer on the Grantee any right with respect to the continuance of employment or other service to the Company or any Related Corporation, nor will it interfere in any way with any right the Company or any Related Corporation would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.

10. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company or the Committee, at the Company’s principal executive office.

11. Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.

14. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

15. Applicable Law. This Agreement shall be construed in accordance with the laws of Bermuda (without reference to principles of conflict of laws).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this SAR Award Agreement on                     ,         .

ENSTAR GROUP LIMITED

By:

Name:
Title:

Grantee

Address: